UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2016

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California		94089
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 349-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2016, the Board of Directors (the “Board”) of Yahoo! Inc. (“Yahoo”) increased the size of the Board from seven to nine directors and appointed Catherine J. Friedman and Eric K. Brandt to serve as directors of Yahoo, effective immediately. The Board also appointed Ms. Friedman to serve as a member of the Nominating and Corporate Governance Committee of the Board and Mr. Brandt to serve as a member of the Audit and Finance Committee of the Board.

There are no arrangements or understandings between either Ms. Friedman or Mr. Brandt and any other persons pursuant to which they were selected as directors, and neither Ms. Friedman nor Mr. Brandt has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Each of Ms. Friedman and Mr. Brandt will participate in the current director compensation arrangements applicable to non-employee directors. Under the terms of those arrangements, Ms. Friedman and Mr. Brandt will each receive a retainer of $60,000 per year for service on the Board and will participate in Yahoo’s other compensation programs for its non-employee directors. Under the Yahoo! Inc. Directors’ Stock Plan, Ms. Friedman and Mr. Brandt will each automatically receive a grant of restricted stock units (“RSUs”) covering a number of shares of Yahoo common stock determined by dividing $240,000 by the closing price of Yahoo’s common stock on the date of appointment to the Board, and pro-rated based on the portion of the year that has passed since June 24, 2015, the date of Yahoo’s 2015 Annual Meeting of Shareholders. Subject to a director’s continued service, each RSU award will vest in two installments, with half the RSUs vesting on March 24, 2016 and the remaining portion vesting on June 24, 2016 or, if earlier, the day before Yahoo’s 2016 Annual Meeting of Shareholders. Each vested RSU will be paid in a share of Yahoo common stock. Yahoo will enter into its standard form of indemnification agreement with each of Ms. Friedman and Mr. Brandt.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC. (Registrant)

By:	/s/ Ronald S. Bell
Name:	Ronald S. Bell
Title:	General Counsel and Secretary

Date: March 10, 2016